Exhibit 10.2

MINING LEASE AND AGREEMENT

THIS LEASE AND AGREEMENT (the "Agreement"), made this 5 day of December, 2010 by and between ROBERT S. FRIBERG, (hereinafter called "Lessor"), and GOLD RIDGE RESOURCES, INC., a Nevada corporation (hereinafter called "Lessee"), (together hereinafter called the “Parties”):

WITNESSETH:

1.    Lessor represents that subject to the paramount title of the United States, he is the sole and only Lessor of the unpatented mining claims, situated in Lyon County, Nevada described on Exhibit A attached hereto and incorporated herein (hereinafter referred to as the "Property"); that  each of the unpatented claims included in the Property has been validly located, filed and recorded in compliance with the laws of the State of Nevada and of the United States as they relate to location and recordation of such claims; that Lessor has timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the unpatented claims included within the Property and that said claims are valid and subsisting mining claims; that Lessor has performed assessment work upon said claims through the assessment year ended September 1, 2011, and has recorded and filed proof thereof, all of which work recordings and filings have been completed in accordance with the applicable state and federal statutes pertaining to assessment work; that Lessor has fully and timely paid the holding fees, if any, required to maintain the unpatented mining claims to the date of this Agreement; that Lessors rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction created by any act or instrument of Lessor; that to the best of Lessor's knowledge, the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production.

2.    Lessor hereby grants, lets and leases exclusively to Lessee the Property, for the term hereof, together with all ores and minerals of every kind, except oil and gas, in, on or under the Property, with the exclusive right to prospect and explore for, mine by any method now known or hereafter discovered (including, but not limited to, underground, open pit, in-situ and solution methods), process by any method know known or hereafter discovered, mill, prepare for market, store, sell and dispose of the same; and together with all such rights-of-way, easements, water and water rights, geothermal water and geothermal resources, of every kind and nature, through, over, on or appertaining to the Property, and the right to erect, maintain and operate thereon and therein, buildings, structures, machinery and equipment, and the right to use, occupy and disturb so much of the surface of the Property as Lessee may determine to be useful, desirable or convenient for the exercise by Lessee of any and all of its rights hereunder, and the right in its sole discretion to exercise any rights or options of Lessor with respect to the Property or any portion thereof under any law or regulation hereafter enacted, including but not limited to the right to convert any or all of the unpatented claims included in the Property and the other rights described in Section 7 herein. In the event Lessor acquires any additional rights, titles or interests in the Property after the execution of this agreement, all such additional rights, titles and interests shall be subject to this Agreement.

3.    If Lessor's title is less than as stated in Section I hereof or is subject to a superior adverse interest, all payments, including Advance Royalty and Production Royalty payments, without limitation, to be made to Lessor hereunder shall be reduced to the same proportion thereof as the undivided interest in the Property solely owned by Lessor bears to the entire interest in the Property.

Lessee shall have sole discretion to determine the extent of its work, if any, on the Property and the time or times for beginning, continuing or resuming such work thereon. All activities carried out by Lessee under this Agreement shall conform to the laws and regulations of the State of Nevada and the United States.

Lessee shall indemnify and hold harmless Lessor from all liability, including attorney’s fees and costs, arising out of Lessee's exploration and other activities hereunder, including but not limited to environmental and reclamation liabilities under existing and future laws and regulations. The indemnity set forth herein shall survive termination or expiration of this Agreement.

Lessor shall indemnify and hold harmless Lessee, its officers, directors, shareholders, employees and affiliates from any and all claims, demands and liabilities whatsoever arising from or in connection with Lessor's operations or activities upon the Property which were conducted prior to the date of this Agreement, including, without limitation, surface and underground disturbances (including, but not limited to, underground workings, waste dumps, tailings, roads, drill holes and drill pads) and reclamation obligations. The indemnity set forth herein shall survive termination or expiration of this Agreement.

4.    The term of this Agreement shall begin with the date hereof and shall continue to and until the thirtieth anniversary of such date and so long thereafter as Lessee continues to make advance royalty or production royalty payments, but subject to earlier termination as provided in this Agreement. After termination of this Agreement, Lessee shall have the right of ingress and egress from the Property and the right to complete such reclamation and restoration of the Properly and to make such inspections as may be required by law, for so long after termination of this Agreement as are necessary to complete all such reclamation" restoration and inspections.

5.  Unless and until this Agreement is sooner terminated, Lessee shall pay Lessor Annual Advance Royalty payments in accordance with the following schedule:

Advance Royalty Payment	Payable

$ 5,000	within 90 days of Execution
$ 7,500	on First Anniversary

$ 10,000	on Second Anniversary
$ 10,000	on Third Anniversary
$ 10,000	on Fourth and Subsequent Anniversaries.

All Advance Royalty payments payable to Lessor pursuant to this paragraph shall be credited and recoverable from Production Royalty payments payable by Lessee to Lessor. Said right of recovery shall apply to the first such Production Royalty payments accruing and shall continue thereafter until Lessee has recovered the full amount of previously paid Advance Royalty payments. All Advance Royalty payments accruing subsequent to the first Production Royalty payment shall be recovered and deducted in a like manner from Production Royalty payments thereafter accruing.

Lessee shall pay to Lessor a Production Royalty of

2.00 % NSR

Payments will be made quarterly, no later than 20 business days following the end of each calendar quarter. Quarterly royalty payments will be provisional and subject to adjustment at the end of Lessee's accounting year. If no written objection is made by Lessor to the correctness of a royalty payment or its accompanying statement within two years from the date of such payment, such statement shall be conclusively deemed to be correct and such royalty payment sufficient and complete, and no exception or claim for adjustment shall thereafter be permitted.

The term "NSR" as used herein shall mean the dollar amount actually received by Lessee from the sale of minerals from the Property less costs of shipping, insurance and transportation. All payments and royalties payable hereunder may be made by Lessee’s check, and delivery thereof shall be deemed completed on the mailing thereof to Lessor.

6.    Lessor hereby grants to Lessee an Option to Purchase (the "Option") under which Lessee may purchase half the royalty interest (1%) in the Property (the "Interest") at any time during this Mining Lease and Agreement for an amount of One Million Dollars, less all advanced and production royalties previously paid to Lessor. All amounts are in United States currency.

7.    Upon request, Lessor shall make available such abstracts of title and other title records pertaining to the Property which he may have to aid Lessee in any title searching it may wish to undertake. Lessee may, but shall have no obligation to, investigate and cure as it sees fit any defects in title to the Property, which Lessor fails to remedy after notice by Lessee.  Lessor shall cooperate fully with Lessee in the curing of any such title defect, and Lessee shall reimburse Lessor for Lessor's actual expenses resulting from its cooperation in this effort. Lessee may, but shall have no obligation to, investigate and cure as it sees fit any defects in the title, location, recordation or filing of the unpatented mining claims comprising the Property, and Lessor shall cooperate fully with the curing of said deficiencies at the expense of Lessee.  Additionally, Lessor authorizes Lessee at its discretion, to relocate, amend, restake, refile and rerecord any particular mining claim or claims in the Property or documents associated therewith. Where required for re-staking or relocation, Lessor shall execute notices of abandonment of mining claims, and, in turn, Lessee agrees that any relocation, restaking or location of fractions within the perimeter of the claim block shall be accomplished in Lessor's name.

While the Lease remains in effect, Lessee shall be responsible for the performance, filing and recordation of any and all work necessary to maintain the claims in good standing, including annual assessment work (if required), maintenance fee payments, recording of annual notices, or any such work of filing as may be required by Federal, State or County law. Proof of such performance shall be delivered to Lessor by June 30th of each year the Agreement is in effect.

Lessor shall apply for a patent for any of the unpatented mining claims upon the request of Lessee. All expenses authorized by Lessee in connection with prosecuting patent proceedings shall be borne by Lessee; and the rights of Lessee under this Agreement shall extend to any patented mining claims Lessor receives by virtue of such patent proceedings, and to any amended location and relocation of the unpatented claims.

Lessee and Lessor recognize that legislation to amend the mining laws of the United States or the state of Nevada may be enacted during the term of this Agreement and that any such legislation if enacted, will likely contain provisions affecting Lessors or holders of existing unpatented mining claims, including but not limited to provisions (I) permitting or requiring conversion of existing unpatented claims to a new type of mining claim or interest, (ii) permitting or requiring Lessors or holders of existing mining claims to comply with some or all of the requirements of such amended mining laws, or (iii) permitting or requiring Lessors or holders of existing mining claims to commence patent proceedings within a specified period of time ("Claim Holder Rights"). For all purposes of this Agreement Lessor grants to Lessee all Claim Holder Right now of hereafter vested in Lessor, whether contained in federal legislation, regulations promulgated thereunder or similar state laws or regulations, together with Lessor's rights to enforce any existing rights to the Property or any Claim Holder Rights against any third party, or to litigate or contest any such existing rights or Claim Holder Rights before any court or administrative agency. Lessee may, but shall have no obligation to, exercise such rights as to any, all or none of the mining claims included in the property, at any time and from time to time, in Lessee's sole discretion. Lessor shall cooperate in Lessee's exercise of such rights, including without limitation by executing required forms or documents, participating in any action or proceeding relating to such rights or allowing any such action or proceeding to be taken or prosecuted in Lessor's name.

If the United States or any third party attacks the validity of the mining claims included in the property, Lessee may, but shall have no obligation to, defend their validity.

8.    Without limiting the generality of the rights granted in Section 2 above, Lessor hereby grants Lessee the right to mine or remove from the Property any ores, waste, water or other materials existing therein or thereon, through or by means of shafts or openings which may be sunk or made upon adjoining or nearby property controlled by Lessee, and may stockpile any ores, waste or other materials and/or concentrated products of ores or materials from the Properly upon stockpile grounds situated upon any such adjoining or nearby property; and Lessee may use the Property and any part thereof and any shafts, openings, and stockpile grounds, sunk or made thereon for the mining, removal and/or stockpiling of any ores, waste, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, permanently preventing the mining or removal of ore from the Property.

Lessee may commingle ore from the Property with ore from other properties, either before or after concentration or beneficiation, so long as the data to determine the weight and assay, both of the ore removed from the Property and of other ores to be commingled, are obtained by Lessee.  Lessee shall use that weight and assay data to allocate the royalties from the commingled ore between the Property and other properties from which the other commingled ore was removed. All such weight, assay and allocation calculations by Lessee shall be done in a manner recognized by the mining industry as practical and sufficient.

9.    Lessee's records of all mining operations on the Property pertinent to computation of
Royalties shall be available for Lessor's inspection upon reasonable advance notice and during normal business hours, but no more than once each quarter. Lessor may enter the mine workings and structures on the Property at all reasonable times upon reasonable advance notice for inspection thereof, but Lessor shall so enter at his own risk and shall indemnify and hold Lessee harmless against and from any damage, loss or liability by reason of injury to Lessor or his agents or representatives or damage to or destruction of any property of Lessor or said agents or representatives while on the Property on or in said mine workings and structures.

On or before the first anniversary and each anniversary thereafter, as long as the Agreement is in effect, Lessee shall provide Lessor an annual project summary report. This report shall be in writing and summarize Lessee's exploration activities on or for the benefit of the Property during the preceding twelve (12) month period.

10.    Lessee shall pay all taxes assessed against any personal property which it may place on the Property and shall pay any taxes or increase in taxes assessed against the Property due to its operations thereon. Lessor shall provide promptly to Lessee copies of all documents relating to such taxes or increase in taxes. Lessee may take such action, at its expense, as it deems proper to obtain a reduction or refund of taxes paid or payable by it, and Lessor shall cooperate in such action, including but not limited to allowing such action to be taken and prosecuted in Lessor's name.  Lessor shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the execution of this Agreement.

11.    Lessee shall keep the Property free of all liens for labor or materials furnished to it in its operations hereunder and shall indemnify and save harmless Lessor against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations hereunder, except as provided in Section 9 above. Lessee may, but shall have no obligation to, contest the validity of any lien of the Property at its expense, and Lessor shall cooperate in such contest, including but not limited to allowing such contest to be taken and prosecuted in Lessor's name and any such lien shall not be deemed a default unless finally adjudicated to be valid and not discharged by Lessee.

Lessor shall not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance shall hereafter accrue against the Property by act or neglect of Lessor, then Lessee may, at Lessee's option, pay and discharge the same, and if Lessee elects so to do, Lessee may deduct the amount so paid from any Advance Royalty or Production Royalties or other payments hereunder, together with interest thereon from the date of payment of said sums at the weighted average of prime rates throughout the year (as established by the Bank of America) subject to the application of any Nevada usury statute.

12.    Lessee shall have the right at any time to terminate this Agreement. Upon termination of this Agreement by Lessee, all payments theretofore made to Lessor shall be retained by Lessor and all liabilities and obligations of Lessee to Lessor not then due or accrued shall cease and terminate, except any liabilities or obligations arising prior to the termination of this section. In any year during which Lessee continues its rights under the Lease, and including the option period, if Lessee has not notified Lessor, in writing, of its intent to surrender its Option or Lease prior to August lst, Lessee shall be obligated to pay all Federal and State claim fees and maintenance requirements for that year.

Upon termination of this Agreement Lessee shall furnish Lessor with a complete summary of the factual information obtained as a result of work done by Lessee on the Property including, but not limited to, logs of all holes drilled thereon, ore values encountered, if any, analyses thereof and pertinent maps and surveys prepared by Lessee in the course of such work. Lessee shall authorize and permit Lessor to take possession of any available drill core, pulps, chips, or cuttings obtained from the Property.  Lessee makes no representation or warranty, expressed or implied, as to the accuracy of any information or data made available to Lessor hereunder or to the fitness or suitability of such information or data for any purpose.

13.    If Lessee defaults in any of its obligations hereunder, Lessor may give Lessee written notice thereof and specify the default or defaults relied on. If Lessee has not begun to cure such default within a reasonable time after receipt of such notice (which shall not, in any case, be less than 30 days), Lessor may terminate this Agreement by written notice to Lessee; provided that if Lessee shall dispute that any default has occurred, the matter shall be determined by litigation in a court of competent jurisdiction, and if it is found to be in default hereunder, Lessee shall have a reasonable time (which in any case shall not be less than 60 days from receipt by Lessee of notice of entry of final judgment adverse to Lessee) to cure such default, and if so cured, Lessor shall have no right to terminate this Agreement by reason of such default. However, in the event the claim of default is failure to make annual payments when due, Lessee shall cure such payment default within 15 days after notice of default is given, or else this Agreement will terminate.

14.    The terms of this Agreement may be extended or the Agreement terminated in the Case of an event of force majeure in accordance with the following:

a.)  The term of this Agreement shall be extended by any event of force majeure, and The obligations of Lessee under this Agreement, except for the payment of money, shall be suspended and Lessee shall not be deemed in default or liable for damages or other remedies while Lessee is prevented from complying therewith by force majeure. For purposes of this agreement, force majeure shall include, but not be limited to: acts of God; the elements; acts of War, insurrection, riots or terrorism; strikes, lockouts and other labor disputes; inability to obtain necessary materials or obtain permits, approvals or consents; damage to, destruction or unavoidable shutdown of necessary facilities or equipment; acts or failures to act on the part of local, state, federal or foreign governmental agencies or courts, or of Indian tribes; or any other matters (whether or not similar to those mentioned above, and whether foreseeable or unforeseeable) beyond Lessee's reasonable control; provided, however, that settlement of strikes, lockouts and other labor disputes shall be entirely within the discretion of Lessee; and provided further that Lessee shall promptly notify other parties to this Agreement and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

b.)  in entering into this Agreement, the parties assume that Lessee's access to the Property is and will continue to be unrestricted. Lessee's reasonable belief that the actions or inactions of any local, state or federal governmental agency or court, of any Indian tribe, or of any officer or official acting under color of governmental authority, might prevent or impede access to the Property, or otherwise limit Lessee's ability to operate thereon, shall be considered an event of force majeure for purposes of this Agreement and shall be referred to as an "access force majeure." If an access force majeure occurs, Lessee shall have the right either:

 1.) to suspend this Agreement for a period not to exceed two years, without payment or penalty, while the access force majeure is in effect, provided, however, that Lessee shall resume operations on the Property within a reasonable time after access to the Property is no longer restricted, and further provided that Lessee shall perform assessment work on the Property during such period of suspension to the extent required by Section 5 herein unless Lessee is prevented by such access force majeure from performing such assessment work; or

 2.) to terminate this Agreement, without payment or penalty, if in Lessee's sole discretion the Property shall be inaccessible or otherwise unavailable for exploration during the current or subsequent field season. In determining "reasonableness," Lessee shall be under no duty to contest the governmental agency or court action or inaction by protest, petition, appeal or any other means.

15.    In case of termination of this Agreement under the terms hereof or for any cause,
Lessee shall have no liability or obligation hereunder except for those, including reclamation obligations, already accrued at such date of termination. Upon such termination, Lessee shall surrender the Property to Lessor, and shall deliver to him a Quitclaim Deed releasing all interest in the Property. Lessee shall have the right but not the obligation, to remove from the Property all property belonging to or installed by it including but not limited to machinery; equipment; buildings: structures; fixtures; ores, waste, and other materials; and concentrated products of ores or other materials. However, any property not removed within two years from the date of termination, will become the property of Lessor.

16.    Changes in the Ownership of the Property or the rights to receive royalties hereunder occurring after delivery of this Agreement shall not be binding upon Lessee until it shall receive written notice of such changes signed by Lessor, together with a certified copy or photographic copy of the recorded documents reflecting such change. No change or division in the Ownership of the property, mineral interests or royalties here after accomplished shall operate to enlarge the obligations or diminish the rights of Lessee hereunder.

17.    All notices hereunder shall be in writing and may be delivered by certified mail, and
Such mailing thereof shall be deemed the act of giving of notice. Such mailed notices shall be in addressed to Lessor as follows:
Robert S. Friberg
3896 Cashill Blvd.
Reno, NV 89509

and to Lessee as follows:
Gold Ridge Resources, Inc.
7582 Las Vegas Blvd S., #552
Las Vegas, NV 89123

18.    "Lessor “and "Lessee" as used herein include the plural, if there are more than one of either, and reference to the Lessor in one gender includes the other and the plural when appropriate.

19. Upon request, Lessor shall execute a Memorandum of Mining Lease and Agreement
Covering the Property for purposes of recording.

20.    The rights and obligations of Lessor and Lessee may be freely assigned in whole or in part. An assignment of this Agreement, in whole or in part shall, to the extent of such assignment, relieve and discharge Lessee of its obligations hereunder. This Agreement may be amended only by agreement in writing, signed by the Parties thereto, specifying the terms to be amended and the details thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, subsidiaries, beneficiaries and assigns. Lessee shall promptly notify Lessor of any assignment specifying details of the assignment and the effective date.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Mining Lease and Agreement as of the day and year first above written.

LESSOR:

By:	/s/ Robert S. Friberg

Name:	Robert S. Friberg

Name:

LESSEE:

By:	/s/David Mough

Name:	David Mough

Title:	President

Exhibit A

To the Mining Lease and Agreement dated Dec 5, 2010 between Robert S. Friberg and Gold Ridge Resources, Inc.

The Dayton Claims are located in Lyon County, Nevada as follows;

Claim Name	Serial Number	Claimant(s)/Owner	Loc Date	Expiry Date
D‐1 NMC	1027690	Robert S. Friberg	9/26/2010	9/1/2013
D‐2 NMC	1027691	Robert S. Friberg	9/26/2010	9/1/2013
D‐3 NMC	1027692	Robert S. Friberg	9/26/2010	9/1/2013
D‐4 NMC	1027693	Robert S. Friberg	9/26/2010	9/1/2013